Exhibit 23 (a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 12, 2021, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Computer Task Group, Incorporated on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said reports in the Registration Statements of Computer Task Group, Incorporated on Forms S-8 (File No. 333-51162, 333-143080, 333-167461, 333-183206, 333-206219, 333-219911 and 333-251430).

/s/ GRANT THORNTON LLP

Cleveland, Ohio

March 12, 2021